Exhibit 99.1

For Immediate Release

SL Industries, Inc. Announces Receipt of Notice Letter From NYSE Amex, LLC

MT. LAUREL, N.J., March. 18, 2011 . . . SL Industries, Inc. (NYSE Amex: SLI) (the “Company”) announced today that, on March 14, 2011, it received a letter from NYSE Amex, LLC (the “Exchange”) indicating that the staff of the Exchange’s Corporate Compliance Department (the “Staff”) has determined that the Company is not in compliance with Section 704 of the Exchange’s Company Guide, one of the Exchange’s continuing listing standards, because the Company failed to hold an annual meeting of its stockholders during 2010. The Company intends to hold a meeting of its stockholders on or prior to September 14, 2011, and believes that upon holding such meeting it will be in compliance with the Exchange’s continued listing standards.

Pursuant to the Staff letter, in order for the Company to maintain its Exchange listing, the Company must submit a plan of compliance by April 13, 2011 (the “Plan”) advising the Exchange of action it has taken, or will take, that would bring it into compliance with Section 704 of the Company Guide by September 14, 2011.  The Company intends to submit a Plan to the Exchange on or before April 13, 2011 to regain compliance.  After submission of the Plan, management from the Exchange’s Corporate Compliance Department will evaluate the Plan and make a determination as to whether the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the continued listing standards by September 14, 2011, in which case the Plan will be accepted.  If the Plan is accepted, the Company may be able to continue its listing up to September 14, 2011, during which time the Company will be subject to periodic review to determine whether the Company is making progress consistent with the Plan.

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that are used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

 Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Louis J. Belardi
Phone: 856-727-1500
Facsimile: 856-727-1683